Exhibit 3.23

Ministry of Finance Corporate and Personal Property Registries	Number: BC0719381

CERTIFICATE

OF

INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that BLUE PEARL MINING INC. was incorporated under the Business Corporations Act on March 16, 2005, at 04:36 PM Pacific Time.

Issued under my hand at Victoria, British Columbia On March 16, 2005 JOHN S. POWELL Registrar of Companies Province of British Columbia Canada